EXHIBIT 10.4

HNI CORPORATION SUPPLEMENTAL INCOME PLAN

HNI Corporation, an Iowa corporation (the "Corporation"), established this HNI Corporation Supplemental Income Plan, formerly called the HNI Corporation ERISA Supplemental Retirement Plan (the "Plan"), effective on May 8, 1995.  The Corporation has amended and restated the Plan from time to time, most recently effective January 1, 2005.  The Corporation hereby again amends and restates the Plan, effective February 17, 2010 (the "Restatement Date"), to accomplish certain changes to its form and operation.

1.           Purpose of the Plan.  The purpose of the Plan is to provide to selected executives benefits equal to the amounts which, but for limitations imposed by the Code or plan provisions, would have been provided by the HNI Corporation Profit Sharing Retirement Plan (the "Profit Sharing Retirement Plan") and the HNI Corporation Cash Profit Sharing Plan (the "Cash Profit Sharing Plan").

2.           Definitions.  Except as otherwise defined in the Plan, capitalized terms used herein shall have the respective meanings assigned to such terms in the Profit Sharing Retirement Plan.

3.           Participation.  Each Member of an Employer or Participating Affiliate whose Credited Compensation for any calendar year, determined under the Profit Sharing Retirement Plan, exceeds $170,000 (or such other amount as may be in effect under Section 401(a)(17) of the Code for such year) and who has been selected for participation by the Corporation's Board of Directors (the "Board") shall be a Participant in the Plan.  For this purpose, Credited Compensation shall be determined without regard to (a) any election by the Participant to defer any compensation earned for such year, (b) any payments made pursuant to the HNI Corporation Long-Term Performance Plan or other similar incentive plan for such year, (c) any awards made under the HNI Corporation 2007 Stock-Based Compensation Plan (the "Stock-Based Compensation Plan") for such year, (d) the limits under Code Section 401(a)(17) or (e) the requirement that Credited Compensation be computed on the basis of a twelve-month period ending September 30.  The Plan is intended to be an unfunded bonus plan that is neither subject to ERISA nor Section 409A of the Code.

4.           Benefits.

 (a)           Benefits in Respect of the Profit Sharing Retirement Plan.  As soon as practicable after the last day of each calendar year, the Corporation shall determine the amount of Qualified Non-Elective Contributions that would have been credited for such year to the Participant's Account under the Profit Sharing Retirement Plan for such calendar year but for the annual limitation on compensation that may be taken into account pursuant to Code Section 401(a)(17) and the annual limitation on benefits pursuant to Code Section 415, as set forth in the Profit Sharing Retirement Plan.

 (b)           Benefits in Respect of Cash Profit Sharing Plan.  As soon as practicable after the last day of each calendar year, the Corporation shall determine an amount equal to the payments such Participant would have received under the Cash Profit Sharing Plan in such year in respect of the Participant's Compensation, as described in Section 2, but for the limitations imposed under the terms of the Cash Profit Sharing Plan on eligible earnings at the level specified in Code Section 401(a)(17) with respect to a qualified defined contribution plan.

 (c)           Distributions.  On the first day of the Corporation's March fiscal month following the end of the Corporation's fiscal year for which a benefit is determined under Paragraphs 4(a) or (b) above, the benefit determined for each Participant shall be paid either in shares of Stock, as a Stock Grant Award issued under the Stock-Based Compensation Plan, or cash, as determine by the Human Resources and Compensation Committee of the Board (the "Committee") in its discretion.  The number of shares of Stock to be paid as a Stock Grant Award shall be determined by dividing the amounts determined under Paragraphs 4(a) and (b) above by the closing price of a share of the Corporation's common stock on the date the award is paid, with cash paid in lieu of any fractional share.  Any shares issued under the Plan shall not be transferable, whether by sale, pledge, gift, or otherwise, while the Participant is employed by the Corporation or any of its Subsidiaries.  Provision for all income tax withholding and other employment taxes shall be made pursuant to Section 8.8 of the Stock-Based Compensation Plan.  For purposes of the Plan, the terms "Stock Grant Award" and "Subsidiary" shall have the same meaning as in the Stock-Based Compensation Plan.

5.           Administration.  The Committee shall be charged with the administration of the Plan, shall have the same powers and duties and shall be subject to the same limitations with respect to the Plan as the Fund Committee under the Profit Sharing Retirement Plan.  Decisions of the Committee shall be conclusive and binding upon all persons claiming benefits under the Plan.

6.           Nonassignment of Benefits.  Notwithstanding anything contained herein or in any other plan maintained by the Corporation to the contrary, it shall be a condition of the payment of benefits under the Plan that neither such benefits nor any portion thereof shall be assigned, alienated or transferred to any person voluntarily or by operation of any law, including any assignment, division or awarding of property under state domestic relations law (including community property law).  If any person shall endeavor to purport to make any such assignment, alienation or transfer, the amount otherwise provided hereunder which is the subject of such assignment, alienation or transfer shall cease to be payable to any person.

7.           No Guaranty of Employment.  Nothing contained in the Plan shall be construed as a contract of employment between any employee and his or her Employer or as conferring a right on any employee to be continued in the employment of an Employer.

8.           Amendment and Termination.

 (a)           The Board reserves the right at any time to amend or terminate the Plan.  The Committee may amend the Plan from time to time as it deems necessary or advisable except that any amendment which would terminate the Plan or modify its formula for contributions shall require advance approval of the Board.

 (b)           Notwithstanding the foregoing, no amendment shall operate directly or indirectly to deprive any Participant of his or her vested interest in the Plan immediately prior to the effective date of the amendment.

 (c)           Each amendment (including any termination of the Plan) shall be adopted by the Committee, pursuant to the authority granted to it by the Board.

9.           Miscellaneous.

 (a)           Certain Profit Sharing Retirement Plan Provisions.  Except as otherwise provided herein, the provisions contained in Sections 11.2 (relating to applicable law and  severability) and Article 13 (relating to Adoption by Affiliates) of the Profit Sharing Retirement Plan are hereby incorporated herein by reference, and shall be applicable as if such provisions were set forth herein.

 (b)           Successors and Assigns.  The provisions of the Plan shall bind and inure to the benefit of each Employer and its successors and assigns, as well as each Participant and his or her beneficiaries and successors.